EXHIBIT 2.1

WEST LAKE UNION CENTER

1505 WEST LAKE AVENUE NORTH

SEATTLE, WASHINGTON 98109

FISHER BUSINESS CENTER LYNNWOOD

3400 AND 3500 188th STREET SOUTHWEST

LYNNWOOD, WASHINGTON 98037

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into as of this 30th day of July, 2003 (the “Effective Date”), by and between RREEF AMERICA L.L.C., a Delaware limited liability company (“Purchaser”), and FISHER PROPERTIES INC., a Washington corporation (“Seller”).

IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Purchaser hereby agree as follows:

1.    Purchase and Sale.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property. As used herein the term the “Property” shall mean, collectively: (a) those certain parcels of land located in Seattle, King County, Washington, and in Lynnwood, Snohomish County, Washington, and more particularly described on Exhibit A attached hereto (the “Land”), together with all of Seller’s right, title and interest in all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the Land and development rights, water or mineral rights owned by, or, leased to, Seller; (b) all improvements located on the Land, including, but not limited to: (i) West Lake Union Center, Seattle, Washington, a 10-story building with 9 office stories containing approximately 184,000 leaseable square feet, and (ii) Fisher Business Center Lynnwood, Lynnwood, Washington, an office complex consisting of 2 6-story buildings containing approximately 195,000 leaseable square feet (collectively, the “Building”), and all other structures, systems and utilities associated with, and utilized by Seller in the ownership and operation of the Building (all such improvements, together with the Building, being referred to herein as the “Improvements”), (c) all personal property owned by Seller, located on or in the Land or Improvements and used in connection with the operation and maintenance of the Property (the “Personal Property”), including, without limitation, any personal property listed on Exhibit B attached hereto; (all buildings materials, supplies, hardware, carpeting and other inventory located on or in the Land or Improvements and maintained in connection with Seller’s ownership and operation of the Property (the “Inventory”); (d) all permits, approvals and entitlements and other intangible property used exclusively in connection with the foregoing, including, without limitation, all of Seller’s right, title and interest in any and all warranties and guaranties relating to the Property (the “Intangible Personal Property”); and (e) Seller’s interest in all leases and other agreements to occupy all or any portion of the Property that are in effect on the Effective Date (defined above) or into which Seller enters prior to Closing (defined below), but pursuant to the terms of this Agreement (the “Leases”).

2.    Purchase Price.

(a)    The purchase price of the Property shall be Sixty-Four Million Dollars ($64,000,000) (the “Purchase Price”). The Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, in the manner set forth in Paragraph 2(b) below.

(b)    The Purchase Price shall be paid as follows:

(i)    Within three (3) business days after the mutual execution and delivery hereof, Purchaser shall procure and deliver a letter of credit from Wells Fargo Bank in the form attached hereto as Exhibit J (“Purchaser’s Letter of Credit”) in the amount of Five Hundred Thousand Dollars ($500,000), which Letter of Credit shall be deposited with and delivered to Transnation Title Insurance Company (hereafter sometimes “Escrow Holder” or “Title Company” or “Transnation”) to secure Purchaser’s performance hereunder (Purchaser’s Letter of Credit and any cash at any time substituted therefore, and any interest accruing thereon, shall constitute and be referred to as the “Deposit”). The expiration date of Purchaser’s Letter of Credit shall not be before December 31, 2003, and the beneficiary of the Deposit shall be Transnation. Purchaser shall have the right at any time to substitute cash for Purchaser’s Letter of Credit and Purchaser shall substitute cash for the Letter of Credit prior to the expiration of the Due Diligence Period if Purchaser elects to proceed with the acquisition of the Property. Upon such substitution, the Letter of Credit shall be returned to Purchaser. Any and all interest accruing on the Deposit shall belong to the party that is entitled to the Deposit pursuant to the terms of this Agreement. Prior to the expiration of the Due Diligence Period, Escrow Holder shall return the Deposit to Purchaser on Purchaser’s notification that this Agreement has terminated. Thereafter, if Purchaser instructs Escrow Holder to return the Deposit, then Escrow Holder shall notify Seller of Purchaser’s demand, and, unless Escrow Holder receives within seven (7) days of the date of Escrow Holder’s notice, an affidavit from Seller stating that there is a genuine dispute as to which party is entitled to the proceeds of the Deposit and describing the basis of Seller’s claim thereto, Escrow Holder shall return the Deposit to Purchaser, without any further instructions or authorizations from Seller. Except as provided to the contrary herein below, if Purchaser makes a demand for return of the Deposit and Escrow Holder does receive such an affidavit from Seller within seven (7) days after Escrow Holder’s notice, then Escrow Holder shall hold the Deposit in escrow in an interest bearing account until the dispute as to which party is entitled to the proceeds of the Deposit is resolved. In the event the sale of the Property as contemplated hereunder is consummated, the Deposit shall be delivered to Seller at the closing of the purchase and sale contemplated hereunder (the “Closing”) and credited against the Purchase Price.

(ii)    The Property is subject to loans (the “Loan”) to Seller from Nationwide Life Insurance Company and TIAA (the “Lender”) pursuant to those certain Promissory Notes with a current aggregate principal balance in the approximate amount of Thirty Eight Million Two Hundred Thirty Thousand Dollars ($38,230,000) and secured by Deeds of Trust, Security Agreements and Financing Statements. At Closing, Purchaser shall assume the indebtedness of Seller under the Loan and the amount of indebtedness so assumed by Purchaser shall be credited towards the Purchase Price and shall reduce the cash portion of the Purchase Price payable to Seller at Closing. Such assumption of the Loan by Purchaser shall be pursuant to assumption agreements reasonably acceptable to Purchaser (the “Assumption Agreements”), which assumption agreements shall include, without limitation, representations from Lender reasonably acceptable to Purchaser with respect to the status of the Loan Documents and the status of payments and defaults thereunder.” The assumption fees and any other charges in connection with the assumption of the Loan, including, without limitation, all costs of the Lender shall be paid by Purchaser. Seller shall diligently work and cooperate with Purchaser in good faith to obtain an estoppel certificate (which may be part of the Assumption Agreement) from Lender, acceptable to Purchaser, with respect to the status of the Loan Documents and the status of payments and defaults thereunder.

(iii)    The balance of the Purchase Price, above the outstanding principal balance of the Loan, if assumed or taken subject to, shall be paid to Seller in immediately available funds, subject to the prorations and adjustments provided for herein.

3.    Title to the Property.

(a)    At Closing, the Title Company shall issue to Purchaser an ALTA Owner’s Policy of Title Insurance (Form B, rev. 10/17/70) in the amount of the Purchase Price, insuring fee simple title to the Land and the Improvements in Purchaser, subject only to the Permitted Exceptions (as hereinafter defined) (the “Title Policy”). The Title Policy shall provide full coverage against mechanics’ and materialmen’s liens arising out of the construction, repair or alteration of any of the Improvements including any tenant improvements therein and shall contain such special endorsements as Purchaser may reasonably require (the “Endorsements”). Seller shall execute and deliver to Title Company an owner’s affidavit reasonably acceptable to Seller and sufficient to support the issuance of the Title Policy. As used herein, the term “Permitted Exceptions” shall mean, collectively: (i) interests of tenants in possession under the existing Leases or any new Leases entered into in accordance with the terms of this Agreement, as tenants only without any right of first refusal or option to purchase all or any part of the Property or interest therein, (ii) the standard printed exceptions on an ALTA Owner’s Policy of Title Insurance (Form B, rev. 10/17/70), (iii) non-delinquent liens for general real estate taxes and assessments,

(iv) matters disclosed by a current survey of the Property and approved by Purchaser hereunder, and (v) any exceptions disclosed by the Preliminary Reports (as defined below) or any Supplements (as defined below) and approved by Purchaser hereunder in Purchaser’s sole discretion.

4.    Due Diligence and Time for Satisfaction of Conditions.

Purchaser has commenced due diligence with respect to the Property and following the Effective Date, shall continue such due diligence, and the due diligence period (“Due Diligence Period”) shall expire on the date which is forty (40) days after the date on which this Agreement is executed and delivered by the parties. In addition to the foregoing, Seller shall make available to Purchaser and its employees, representatives, counsel and consultants access to all of its books, records and files relating to the Property in Seller’s possession or reasonable control, including, without limitation, all of the items set forth on said Exhibit G (collectively, the “Due Diligence Items”), and Seller agrees, to the extent reasonably feasible, to allow Purchaser to make copies of such items at Seller’s office, or the property management office, as Purchaser reasonably requests.

5.    Diligence Period Conditions.

The following conditions are precedent to Purchaser’s obligation to purchase the Property and to deliver the Purchase Price (the “Diligence Period Conditions”):

(a)    Purchaser’s review and approval of title to the Property, as follows. Seller shall deliver to Purchaser at Seller’s sole cost and expense, within ten (10) days after the Effective Date, the following:

(i)    a current standard coverage preliminary title report with respect to all of the Land, issued by Title Company, accompanied by copies of all documents referred to in the report (the “Preliminary Report”);

(ii)    copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property that are actually known by Seller and that are not disclosed by the Preliminary Reports;

(iii)    the most current ALTA survey or surveys of the Land and Improvements in Seller’s possession, if any;

(iv)    copies of the most recent property tax bills for the Property;

(v)    copies of all documents relating to actions, suits, and legal or administrative proceedings affecting the Property;

(vi)    financial information concerning income and expenses relating to the ownership and operation of the Property; and

(vii)    copies of the Leases and financial information pertaining to the tenants under the Leases.

Purchaser shall deliver written notice (the “Objection Notice”) to Seller, prior to the end of the Due Diligence Period, if any of the exceptions to title disclosed by the Preliminary Report, any surveys provided by Seller or any surveys obtained by Purchaser during the Due Diligence Period are objectionable to Purchaser (“Objections”). Seller shall have five (5) days after receipt of the Objection Notice to give Purchaser: (i) written notice that Seller shall use all reasonable efforts to remove all Objections from title on or before the Closing Date; or (ii) written notice that Seller elects not to cause the Objections to be removed. If Seller gives Purchaser notice under clause (ii), Purchaser shall have ten (10) days to elect to proceed with the purchase or terminate this Agreement. If Purchaser shall fail to give Seller written notice of its election within said ten (10) days, Purchaser shall be deemed to have elected to proceed with the purchase. If Seller gives notice under clause (ii) above or fails to remove all the Objections prior to the Closing Date and Purchaser is unwilling to accept title subject to such Objections in its sole and absolute discretion, Purchaser shall have, as its sole right and remedy on account of such failure by Seller, the right to terminate this Agreement. In the event that Purchaser terminates this Agreement pursuant to this paragraph, the Deposit shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k) and 15(1) hereof.

In the event the Title Company issues any supplement (“Supplement”) to the Preliminary Report during the term of this Agreement, Purchaser shall have until the later of the end of the Due Diligence Period and ten (10) days following delivery of such Supplement to Purchaser to deliver an Objection Notice to Seller setting forth any Objections to any exceptions contained therein and not disclosed in the Preliminary Report, or any prior Supplement thereto. Thereafter, Seller shall have five (5) days after receipt of such Objection Notice to give Purchaser: (x) written notice that Seller shall use all reasonable efforts to remove all Objections from title on or before the Closing Date; or (y) written notice that Seller elects not to cause the Objections to be removed. If Seller gives Purchaser notice under clause (y), Purchaser shall have five (5) days to elect to proceed with the purchase or terminate this Agreement. If Purchaser shall fail to give Seller written notice of its election within said five (5) days, Purchaser shall be deemed to have elected to proceed with the purchase. If Seller gives notice under clause (x) above and fails to remove all the Objections prior to the Closing Date and Purchaser is unwilling to accept title subject to such Objections in its sole and absolute discretion, Purchaser shall have, as its sole right and remedy on account of such failure by Seller, the right to terminate this Agreement. In the event that Purchaser terminates this Agreement pursuant to this paragraph, the Deposit shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k) and 15(1) hereof.

Notwithstanding anything to the contrary provided herein, Seller shall be obligated to remove from title prior to the Closing (a) any delinquent taxes and assessments, (b) any mechanics’ liens (unless the payment thereof is secured in reasonably satisfactory manner), and (c) any exceptions caused by Seller’s voluntary acts after the Effective Date and not approved by Purchaser hereunder.

(b)    Purchaser’s review and approval in its sole and absolute discretion, prior to the end of the Due Diligence Period, of all aspects of the Property, including, without limitation, all of the Due Diligence Items, and the results of Purchaser’s examinations, surveys, inspections, testing, and or investigations of the Property and the Due Diligence Items (collectively, “Purchaser’s Due Diligence Investigations”). Purchaser’s Due Diligence Investigations, shall include an examination for the presence or absence of Hazardous Material (as defined below) on, under or in the Property. Notwithstanding anything to the contrary contained herein, Purchaser shall not engage in or otherwise conduct any additional environmental studies or environmental testing or sampling of any kind with respect to the Property or with respect to the soils or ground water, or other studies which would require test boring or which testing would otherwise damage or disturb any portion of the Property, without obtaining Seller’s prior written consent thereto, which consent Seller shall not unreasonably withhold, delay or condition. Seller or its representative may be present to observe any testing performed on the Property by Purchaser or its representatives. As used herein, the term, “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; and the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; or any regulation, order, rule or requirement adopted thereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and “source,” “special nuclear” and “by-product” material as defined in the Atomic Energy Act of 1985,42 U.S.C. § 3011 et seq.

(c)    Purchaser’s review and approval, prior to the expiration of the Due Diligence Period, of a schedule prepared by Seller and delivered to Purchaser on or before the Effective Date, identifying all of the service contracts and similar agreements that Seller intends to assign to Purchaser at Closing (the “Schedule of Agreements”). Purchaser shall have the right, in its sole discretion, to require the termination of any service contract or other agreement identified on the Schedule of Agreements effective as of the Closing Date, by delivering to Seller written notice (the “Contract Termination Notice”) on or before the expiration of the Due Diligence Period, provided that such contract or agreement is terminable by Seller without the payment of any fee or penalty and Purchaser provides to Seller adequate notice that Purchaser shall require the termination of such contract or agreement (collectively “Terminable Agreements”). If Purchaser fails to deliver the Contract Termination Notice within such time period, Purchaser shall be deemed to have elected to assume all of the agreements identified on the Schedule of Agreements. Under all circumstances, Seller shall cause to be terminated as of the Closing all property management agreements and leasing agreements with respect to the Property, if any, other than the agreement referred to in the following sentence. Purchaser shall enter into an agreement with Seller, effective as of the Closing, pursuant to which Seller shall manage and lease the Property on Purchaser’s behalf for a period of not less than 24 months. Those service contracts and agreements identified on the Schedule of Agreements that are not terminated by Purchaser pursuant to this Paragraph 5(c) are referred to herein as the “Assumed Contracts.”

(d)    Purchaser’s review and approval of reports by engineers and/or architects selected by Purchaser to inspect the Property.

(e)    Purchaser’s review and approval of evidence satisfactory to Purchaser and its legal counsel that the Property complies with all applicable zoning, subdivision, land use, redevelopment, energy, environmental, building and other governmental requirements applicable to the use, maintenance and occupancy of the Property.

(f)    Review and approval by Purchaser and its legal counsel of all documentation relating to Leases, contracts, service agreements, closing documentation, title, certificates of occupancy and all other legal matters related to the Property and its acquisition by Purchaser.

Prior to the end of the Due Diligence Period, Purchaser shall deliver written notice to Seller informing Seller whether or not Purchaser has approved or waived all of the Diligence Period Conditions, or whether it disapproves any of the Diligence Period Conditions (the “Disapproval Notice”). Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to terminate this Agreement at any time prior to the end of the Due Diligence Period in its sole and absolute discretion and for any or for no reason whatsoever. If, by the end of the Due Diligence Period, Purchaser shall not have delivered the Disapproval Notice to Seller disapproving any of the Diligence Period Conditions, then Purchaser shall be deemed to have elected to proceed with the purchase. In the event that the Disapproval Notice is given and this Agreement is terminated pursuant to this paragraph, the Deposit shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k) and 15(1) hereof.

6.    Conditions to Closing.

(a)    The following conditions are precedent to Purchaser’s obligation to acquire the Property and to deliver the Purchase Price (the “Purchaser’s Conditions Precedent”). If any of Purchaser’s Conditions Precedent are not satisfied as determined by Purchaser in Purchaser’s sole discretion (except as limited below), Purchaser may elect by written notice to Seller to terminate the Agreement and receive a refund of the Deposit. Upon such termination, neither party shall have any further obligations hereunder except as provided in Paragraphs 12(a), 15(b), 15(g), 15(k) and 15(1) hereof.

(i)    Seller’s obtaining and delivering to Purchaser tenant estoppel certificates from tenants of the Property whose leases cover at least seventy-five percent (75%) of the occupied rentable square footage of the Property in the form attached hereto as Exhibit H, as revised by Seller to reflect the terms of the respective Leases (the “Estoppel Form”). Seller shall deliver to each of the Tenants of the Property, and shall use its reasonable efforts to obtain from each of the Tenants, a tenant estoppel certificate in the Estoppel Form. If Seller cannot obtain a tenant estoppel from any tenant required by this Paragraph 6(a)(i) by the date that is one (1) day prior to Closing, then Purchaser shall accept an estoppel executed by Seller in substantially the same form regarding any such tenant’s lease.

(ii)    The physical condition of the Property shall be substantially the same on the day of Closing as on the date of Purchaser’s execution of this Agreement, reasonable wear and tear and loss by casualty excepted (subject to the provisions of Paragraph 11 below), and, as of the day of Closing, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing would materially adversely affect the value of the Property or the ability of Purchaser to operate the Property in the manner in which it is currently being operated.

(iii)    Title Company shall be irrevocably and unconditionally committed to issue to Purchaser the Title Policy as described in Paragraph 3(a) above (subject only to payment of its premiums therefor).

(iv)    All of Seller’s representations and warranties contained herein shall be true and correct on the Closing Date.

(v)    The parties obtaining the consent of Lender to the proposed sale of the Property to Purchaser subject to the Loan with no change in interest or amortization payments under the Loan, and subject to no events of default under the Loan.

(vi)    Purchaser’s review and approval of the Assumption Agreements, in Purchaser’s reasonable discretion, and the assumption of the Loan by Purchaser taking place at Closing pursuant to the terms of the Assumption Agreements.

(vii)    Purchaser’s review and approval of the property management agreement with Seller referred to in Paragraph 5(c) hereof, such agreement to be effective at Closing.

(b)    Seller’s Conditions to Closing. The obligations of Seller under this Agreement are subject to the satisfaction or written waiver of the conditions set forth in this Paragraph 6(b) (“Seller’s Conditions Precedent”). If any of Seller’s Conditions Precedent is not fully satisfied or waived in writing by Seller, this Agreement shall terminate. Upon such termination, neither party shall have any further obligations hereunder except as provided in Paragraphs 12(a), 15(b), 15(g), 15(k) and 15(1) hereof.

(i)    On the closing Date, Purchaser shall not be in default in any material respect in the performance of any covenant to be performed by Purchaser under this Agreement.

(ii)    All of Purchaser’s representations and warranties contained herein shall be true and correct on the Closing Date.

(iii)    Seller’s review and approval of the property management agreement with Purchaser referred to in Paragraph 5(c) hereof, such agreement to be effective at Closing.

7.    Remedies.

(a)    In the event the sale of the Property is not consummated because of the failure of any condition or any other reason except a default under this Agreement on the part of Purchaser, the Deposit, together with all interest accrued thereon, shall immediately be returned to Purchaser. If said sale is not consummated because of a default under this Agreement on the part of Purchaser, Seller shall be excused from further performance hereunder and the Deposit, together with all interest accrued thereon, shall be paid to and retained by Seller as liquidated damages. The parties have agreed that Seller’s actual damages, in the event of a default by Purchaser, would be extremely difficult or impracticable to determine. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

INITIALS: Seller              Purchaser

In the event the sale of the Property is not consummated because of a default under this Agreement on the part of Seller, Purchaser may either (1) terminate this Agreement by delivery of written notice of termination to Seller, whereupon the Deposit shall be immediately returned to Purchaser, or (2) continue this Agreement and bring an action for specific performance hereof.

8.    Closing and Escrow.

(a)    Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Title Company and this Agreement shall serve as instructions to Title Company for consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement;

provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions (other than joint escrow instructions), the terms of this Agreement shall control.

(b)    The parties shall conduct an escrow Closing pursuant to this Paragraph 8 on a date agreed to by the parties, provided said date shall not be later than the date which is twenty (20) days after the end of the Due Diligence Period (the “Closing Date”). In the event the Closing does not occur on or before the Closing Date, the Title Company shall provide written notice to both parties informing each that, unless it receives written notice from either party within five (5) days after the date of such notice, it will return to the depositor thereof items which were deposited hereunder. Any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close.

(c)    At or before the Closing, Seller shall deliver to Title Company (for delivery to Purchaser upon Closing) the following (other than the materials described in clause (xi) below, which shall be delivered directly to Purchaser by Seller substantially concurrent with the Closing):

(i)    a duly executed and acknowledged special warranty deed in the form attached hereto as Exhibit C (the “Deed”);

(ii)    a bill of sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(iii)    an assignment and assumption of service contracts, warranties and guaranties and other intangible property in the form attached hereto as Exhibit E (the “Assignment and Assumption of Intangible Property”);

(iv)    an assignment and assumption of leases in the form attached hereto as Exhibit F (the “Assignment and Assumption of Leases”);

(v)    duly executed estoppel certificates as required pursuant to Paragraph 6(a)(i) above to the extent such estoppel certificates have not previously been delivered to Purchaser as provided in Paragraph 6(a)(i) above;

(vi)    notices to the Tenants in form reasonably satisfactory to Purchaser and Seller, duly executed by Seller, which notices, shall, among other matters, inform the Tenants that their security deposits have been transferred to Purchaser;

(vii)    a “FIRPTA Affidavit” pursuant to Section 1445(b)(2) of the Internal Revenue Code, duly executed by Seller;

(viii)    a duly executed excise tax affidavit with respect to the Property;

(ix)    such resolutions, authorizations, bylaws or other corporate and/or partnership documents relating to Seller as shall be required by Title Company;

(x)    the certificate certifying as to Seller’s representations and warranties as required by Paragraph 9(b) below;

(xi)    keys to all locks located in or about any portion of the Property and all personal property described in the Bill of Sale to the extent in Seller’s possession or reasonable control; originals of all Leases, Assumed Contracts, and, to the extent in Seller’s possession or reasonable control, building permits, certificates of occupancy, plans and specifications for the Improvements and all tenant-occupied space included within the Improvements, and all other material documents, agreements and correspondence and items relating to the ownership, operation, maintenance or management of the Property.

(xii)    duly executed counterparts of the Assumption Agreements and other documents reasonably required by the Lender in connection with Purchaser’s assumption of the Loan; and

(xiii)    any other customary and/or reasonable closing documents reasonably requested by Title Company or Purchaser (provided that in no event shall any such documents increase the liability of Seller except that Seller shall provide the Title Company with a form of owner’s affidavit and indemnity agreement reasonably acceptable to Seller sufficient for the Title Company to issue the Title Policy at Closing).

(d)    At or before the Closing, Purchaser shall deliver to Title Company (for delivery to Seller upon Closing) the following:

(i)    the duly executed counterpart Assignment and Assumption of Leases and Assignment and Assumption of Intangible Property;

(ii)    a duly executed counterpart excise tax affidavit with respect to the Property;

(iii)    such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Purchaser as shall be required by Title Company;

(iv)    any other customary and/or reasonable closing documents requested by Title Company or Seller (provided that in no event shall any such documents materially increase the liability of Purchaser); and

(v)    the balance of the Purchase Price in cash or other immediately available funds, subject to prorations and adjustments as set forth herein.

(e)    Seller and Purchaser hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(f)    The following are to be apportioned as of the Closing Date as follows, with Purchaser being deemed to be the owner of the Property during the entire day on which the Deed is recorded and being entitled to receive all income of the Property, and being obligated to pay all expenses of the Property, with respect to such day:

(i)    Rent. Rent for the current month under the Leases shall be apportioned as of the Closing Date. With respect to any rent arrearages arising under the Leases (as well as any interest earned thereon or any late charges imposed thereon), after Closing Purchaser shall pay to Seller any rent actually collected which is applicable to the period preceding the Closing Date; provided, however, that all rent collected by Purchaser shall be applied first to all unpaid rent accruing after the Closing Date, and then to unpaid rent accruing prior to the Closing Date. Purchaser shall use good faith efforts for a period of twelve (12) months after Closing to recover rent arrearages, provided that Purchaser shall not be obligated to sue any Tenant, evict any Tenant, terminate any Tenant’s lease or institute any other legal or quasi-legal proceeding against any Tenant. Seller shall not be permitted to take any steps to recover any rent arrearages after Closing, provided that Seller shall have the right to commence suit against a Tenant to recover rent arrearages (as well as any interest earned thereon or any late charges imposed thereon) for a period of twelve (12) months after the Closing and prosecute such suit to completion and Seller shall have the right to sue a Tenant at any time after such Tenant’s Lease has expired or otherwise terminated, provided that in no event shall Seller have the right to bring either an unlawful detainer action, terminate any Tenant’s lease or seek recourse to a Tenant’s security deposit transferred to Purchaser.

(ii)    Leasing Costs; Tenant Inducements. Seller shall pay all leasing commissions and tenant improvement costs arising under or in connection with any Lease executed on or before the Effective Date, to the extent any such commission or tenant improvement cost becomes due and owing prior to Closing. To the extent that any such commission or tenant improvement cost arising under or in connection with any Lease or amendment thereof executed, on or before the Effective Date becomes due and owing after Closing, Purchaser shall pay such costs. With respect to any Lease or amendment thereof executed after the Effective Date, and approved by Purchaser (each, a “New Lease”), Purchaser shall reimburse Seller at Closing for any tenant improvement costs and leasing commissions paid by Seller with respect to any New Lease and Purchaser shall assume at Closing the obligation for the payment of any outstanding leasing commission and tenant improvement costs with respect to such New Lease.

(iii)    Security Deposits; Prepaid Rent. Purchaser shall be entitled to a credit against the Purchase Price for the total sum of all security deposits that are required to be returned to the Tenants under their respective Leases (including any interest earned thereon to the extent such interest is to be repaid to any Tenant), and Purchaser shall assume at the Closing the obligation under the Leases with respect to all security deposits credited to Purchaser.

(iv)    Other Tenant Charges. For all items subject to proration for which the landlord receives reimbursement from the tenants as common area maintenance charges (“CAM Charges”), it is acknowledged that Seller has prepaid certain CAM Charges and already received reimbursement on account of certain estimated CAM Charges for the period prior to Closing and Purchaser will similarly make certain payments and receive reimbursements on account of CAM Charges for the period after Closing. Seller shall be responsible for collection of all estimated CAM Charges, including all delinquent amounts, payable by the tenants prior to Closing, and Purchaser shall be responsible for collection of all estimated CAM Charges, including delinquent amounts, payable by the tenants after Closing, and the parties agree to cooperate with each other to the extent reasonably necessary to enable a party to collect such CAM Charges. Consistent with the foregoing sentence, Purchaser and Seller shall prorate the expense items which are subject to reimbursement pursuant to the CAM Charges in such a way that Seller shall be responsible for the payment of all costs and expenses which are intended to be reimbursed by such CAM Charges for the period prior to Closing and Purchaser shall be responsible for all such costs and expenses after Closing. At the end of the fiscal year applicable to the CAM Charges described in the preceding sentences of this subparagraph, to the extent that the landlord has received excess CAM Charges and is obligated to reimburse to the tenants any portion of the excess CAM charges collected by Seller, Seller shall, within ten (10) days of written demand therefor (together with reasonably satisfactory supporting evidence), reimburse to Purchaser the portion of such excess CAM Charges which have been paid to and retained by Seller, and Purchaser shall thereafter assume the obligation under the Leases to return such amounts to the Tenants. In the event that at the end of the fiscal year applicable to such CAM Charges, tenants on the Property are obligated to pay to the landlord any sums on account of an underpayment of CAM Charges, Purchaser shall pay to Seller promptly after receipt thereof Seller’s portion of such reimbursement by the tenants that relates to the period prior to the Closing Date. Purchaser shall deliver to Seller at the same time that such notices are delivered to the tenants any accounting or reconciliation of the CAM Charges for the fiscal year in which the Closing occurs.

(v)    Utility Charges. Seller shall be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly.

(vi)    Other Apportionments; Closing Costs. Amounts payable under the Assumed Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs, as well as interest and other charges appropriate, if any, under the Loan for proration shall be apportioned as of the Closing Date. Seller shall pay all transfer taxes and excise taxes with respect to the Property, and the cost allocable to a standard coverage title insurance policy in the amount of the Purchase Price. Purchaser shall pay sales tax (if any) on the Personal Property and the incremental premium for the extended coverage portion of the Title Policy, if any, and the cost of all endorsements. Purchaser shall be responsible for all costs incurred in connection with the assumption, prepayment or satisfaction of any loan secured by the Property, including, without limitation, any assumption fees, prepayment fees, penalties, charges or attorneys’ fees in connection therewith. All other costs and charges of the escrow for the sale not otherwise provided for in this Subparagraph 8(f)(vi) or elsewhere in this Agreement shall be allocated in accordance with the applicable closing customs for the geographic area in which the Property is located as determined by the Title Company.

(vii)    Real Estate Taxes and Special Assessments. All delinquent real estate taxes and assessments shall be paid by Seller at or before Closing. Non-delinquent real estate taxes and assessments shall be prorated between Purchaser and Seller as of the Closing Date using the actual current tax bill, but if such tax bill is not available at Closing, then such proration shall use an estimate determined by Title Company, subject to a post-Closing reconciliation using the actual current tax bill when received pursuant to Subparagraph 8(f)(ix) below. In the proration(s), Purchaser shall be credited with an amount equal to the real estate taxes and assessments applicable to the period prior to the Closing Date, to the extent such amount has not been actually paid by Seller. In the event that Seller has paid prior to Closing any real estate taxes or assessments applicable to the period after the Closing Date, Seller shall be entitled to a credit for such amount. If, after Closing, any additional real estate taxes or assessments applicable to the period prior to the Closing Date are levied for any reason, then Seller shall pay all such additional amounts.

(viii)    Preliminary Closing Adjustment. Seller and Purchaser shall assist the Title Company in preparing a preliminary Closing adjustment on the basis of the Leases and other sources of income and expenses.

(ix)    Post-Closing Reconciliation. If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

(x)    Survival. The provisions of this Paragraph 8(f) shall survive the Closing.

9.    Representations and Warranties of Seller.

(a)    Seller hereby represents and warrants to Purchaser as follows:

(i)    Seller has not, and as of the Closing Seller shall not have (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of such time, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.

(ii)    Seller is not, and as of the Closing shall not be, a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(iii)    This Agreement (A) has been duly authorized, executed and delivered by Seller, and (B) does not, and as of the Closing shall not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

(iv)    Seller has full and complete power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the terms and conditions of this Agreement.

(v)    To Seller’s knowledge, the copies of the Leases delivered to Purchaser by Seller are true, correct and complete copies of the Leases, the only Tenants or other persons possessing contractual rights to occupy a portion of the Property as of the Effective Date are set forth on Schedule 1 attached hereto (the “Rent Roll”), and the Rent Roll is true and correct in all material respects as of the Effective Date. To Seller’s knowledge, no Tenant is in default under the terms of its respective Lease, except as Seller may have otherwise advised Purchaser in writing. To Seller’s knowledge, Seller is not in default under any of the Leases, and no Tenant is the subject of a pending bankruptcy or insolvency proceeding.

(vi)    To Seller’s knowledge, there is no litigation pending or threatened with respect to the Property or the transactions contemplated hereby.

(vii)    To Seller’s knowledge, there are no violations of any applicable laws relating to the Property.

(viii)    To Seller’s knowledge, there are no condemnation proceedings or other governmental proceedings pending or threatened that would result in the taking of any portion of the Property. Seller has not received any written notice of any special assessment proceedings affecting the Property that is not disclosed on the Preliminary Reports.

(ix)    Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any portion of the Property.

(x)    Except as described in any reports delivered to Purchaser prior to the end of the Due Diligence Period, Seller has received no written notice (i) that there are material physical, structural or mechanical defects applicable to the Property, (ii) that any Hazardous Materials have been released onto the Property in violation of applicable law, or (iii) that there are any underground tanks, asbestos or PCPs affecting the Property.

(xi)    To Seller’s knowledge, the Due Diligence Items and documents delivered to Purchaser pursuant to this Agreement are true and correct copies of such documents.

(xii)    Seller shall cooperate with Purchaser in giving any reasonably appropriate ERISA representation once a permitted assignee is identified as the ultimate purchaser of the Property.

(xiii)    All of the documents and amendments thereto evidencing or securing the Loan are listed in Exhibit I attached hereto and made a part hereof (the “Loan Documents”). To Seller’s knowledge, Seller is not in default under the Loan Documents and to the best of Seller’s knowledge, Lender is not in default thereunder.

(b)    It shall be a condition precedent to Purchaser’s obligation to purchase the Property and to deliver the Purchase Price that all of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date. At the Closing, Seller shall deliver to Purchaser a certificate certifying that each of Seller’s representations and warranties contained in Paragraph 9(a) above are true and correct as of the Closing Date

(c)    All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement shall be deemed to be material and shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months. In the event that a claim is not made with respect to a breach of a representation or warranty set forth herein or made in writing pursuant to this Agreement within such twelve (12) month period, such claim shall be deemed waived.

(d)    Purchaser understands and agrees that the phrase “to Seller’s knowledge” or “receipt of notice’.’ or in either case words of similar import, as used in this Agreement, means only the actual knowledge of, without investigation, or the receipt of notice by Mark A. Weed, President of Seller.

10.    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a)    Purchaser is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware; this Agreement and all documents executed by Purchaser which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Purchaser, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Purchaser is subject.

(b)    Purchaser has not, and as of the Closing Purchaser shall not have (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, which remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, which remains pending as of such _time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

11.    Risk of Loss.

(a)    Purchaser shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that (i) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed $500,000, (ii) in the case of any such damage or destruction, the repair can be completed within ninety (90) days and no Tenant shall be entitled to terminate its Lease or abate its rent as a result of such occurrence, and (iii) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, less any sums reasonably expended by Seller toward the restoration or repair of the Property, and, if all of the proceeds or awards have not been collected as of the closing, then such proceeds or awards shall be assigned to Purchaser, and Purchaser shall also be entitled to a credit against the Purchase Price in the amount of any deductible or uninsured loss.

(b)    If the amount of the damage or destruction or condemnation as specified in Paragraph 11(a) above exceeds $500,000, or, in the case of any such damage or destruction, the repair cannot be completed within ninety (90) days or one or more Tenants is entitled to terminate its Lease or abate its rent as a result of such occurrence, then Purchaser may, at its option to be exercised within twenty (20) days of Seller’s written notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Purchaser elects by written notice to Seller to terminate this Agreement within such 20-day period, then the Deposit, together with all interest accrued thereon, shall be immediately returned to Purchaser and neither party shall have any further rights or obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k) and 15(1) hereof. If Purchaser fails to give Seller written notice that Purchaser elects to terminate this Agreement, then Purchaser shall be deemed to have elected to proceed with the purchase. If Purchaser elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, less any sums reasonably expended by Seller toward the restoration or repair of the Property, and, if all of the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser, and Purchaser shall also be entitled to a credit against the Purchase Price in the amount of any deductible or uninsured loss.

12.    Access; Indemnity; Possession; “As is, Where is” Conveyance.

(a)    Commencing on the Effective Date and through the Closing Date or the earlier termination of this Agreement, Seller shall afford authorized representatives of Purchaser reasonable access to the Property during normal business hours for purposes of satisfying Purchaser with respect to the representations, warranties and covenants of Seller contained herein and with respect to satisfaction of any Diligence Period Condition or any Condition Precedent, including, without limitation, for the purpose of conducting Tenant interviews, provided (a) such access does not interfere in any material respect with the operation of the Property or the rights of the tenants, (b) Purchaser shall not contact any tenant without providing Seller with at least one (1) business days’ prior written notice, and (c) Seller shall have the right to pre-approve in its reasonable discretion Purchaser’s work plan, and be present during any physical testing of the Property (which testing will be at Purchaser’s sole cost and expense, and performed by persons or entities that are properly licensed, qualified and permitted) and any interviews of Tenants. Purchaser hereby agrees to and hereby does indemnify, defend and hold Seller harmless from and against any and all claims, judgments, damages, losses, penalties, fines, demands, liabilities, encumbrances, liens, costs and expenses (including reasonable attorneys’ fees, court costs and costs of appeal) actually suffered or incurred by Seller and to the extent arising out of or resulting from damage or injury to persons or property caused by Purchaser or any party entering onto the Property at Purchaser’s request or direction during their investigation of, entry onto and/or inspections of the Property prior to the Closing, provided Purchaser shall not have any liability with respect to preexisting conditions on the Property. If this Agreement is terminated, Purchaser shall repair the damage caused by Purchaser’s entry onto and/or inspections of the Property, provided the foregoing shall not require Purchaser to repair or remediate any conditions that are discovered, but were not caused, by Purchaser. The foregoing indemnity shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

(b)    Possession of the Property shall be delivered to Purchaser on the Closing Date, subject to the rights of Tenants under the Leases.

(c)    “AS IS” and “WHERE IS” Conveyance. In consideration of Purchaser receiving access to the Property as set forth in this Agreement so that Purchaser may conduct permitted studies, tests, investigations, inspections and analyses with respect to the Property as Purchaser may desire, Purchaser acknowledges and confirms that unless Purchaser elects to terminate this Agreement as provided above, Purchaser shall accept Seller’s conveyance of the Property to Purchaser in “as is” and “where is” condition, free of any warranty by Seller, except as otherwise expressly provided for in this Agreement and in the _documents executed and delivered by Seller at Closing, and free of any obligation by Seller to perform any repairs or other improvement work with respect to the Property. Purchaser expressly acknowledges that, in consideration of the agreements of Seller herein to sell the Property for the terms set forth herein, except as otherwise specified herein and in the documents executed and delivered by Seller at Closing, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, A WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY.

Purchaser’s Initials:

13.    Seller Covenants.

(a)    Between the Effective Date and the Closing, Seller shall perform all of the landlord’s obligations under the Leases in the same manner as historically performed and shall otherwise operate and maintain the Property in the same manner as before the making of this Agreement, as if Seller were retaining the Property. Between the Effective Date and the Closing, Seller shall promptly notify Purchaser of any condemnation, environmental, zoning or other land-use regulation proceedings of which Seller obtains knowledge, between the Effective Date and the Closing, as well as any notices of violations of any Laws relating to the Property of which Seller obtains knowledge, and any litigation of which Seller obtains knowledge, between the Effective Date and the Closing, that arises out of the ownership of the Property.

(b)    Seller shall deliver to Purchaser copies of any bills for real estate taxes and personal property taxes and copies of any notices pertaining to real estate taxes or assessments applicable to the Property that are received by Seller after the Effective Date, even if received after Closing. The obligations set forth in this Paragraph 13 shall survive the Closing.

14.    Purchaser’s Consent to New Contracts Affecting the Property; Termination of Existing Contracts.

(a)    Seller shall not, after the Effective Date, enter into any Lease or contract, or any amendment thereof, or permit any Tenant to enter into any sublease, assignment or agreement pertaining to the Property (where the consent of Seller is required under the applicable Lease), or waive any rights of Seller under any contract or Lease, without in each case obtaining Purchaser’s prior written consent thereto, which consent in the case of any Lease shall include approval of the financial condition of the proposed tenant, the configuration of the space to be leased, and the terms of such Lease (including, without limitation, the rent and any concessions provided under such proposed Lease), and which consent shall not be unreasonably withheld by Purchaser (provided that Purchaser _may withhold or condition its consent in its sole and absolute discretion following the end of the Due Diligence Period). Seller shall be entitled, without the consent of Purchaser, to enter into, amend or otherwise deal with service contracts and similar agreements that are not Assumed Contracts in the ordinary course of business that are terminable on not more than thirty (30) days’ prior notice and which shall not be binding on Purchaser after the Closing Date. Seller shall deliver to Purchaser, together with any request for approval of a new Lease, a copy of the proposed Lease, a description of the proposed Tenant and its proposed use of the premises and whatever financial information on the proposed Tenant Seller has received, as well as any additional information reasonably requested by Purchaser (including, without limitation, if applicable, an environmental questionnaire). Notwithstanding anything to the contrary provided in this Paragraph 14(a), if Purchaser fails to disapprove in writing any such new

Lease or other action requiring Purchaser’s consent under this Paragraph 14(a) within five (5) days after Purchaser’s receipt of such request Purchaser shall be deemed to have approved such new Lease or other action. If Purchaser disapproves of any such new Lease or other action, Purchaser shall provide to Seller, along with such written notice of disapproval, the reasons for Purchaser’s disapproval.

(b)    Seller shall terminate prior to the Closing, at no cost or expense to Purchaser, any service contracts or similar agreements affecting the Property that are not Assumed Contracts (other than such contracts or agreements that Seller is not obligated to terminate pursuant to Paragraph 5(c) above), with the exception of a new management agreement with Seller as management effective at Closing as referred to in Paragraph 5(c) above. Purchaser shall have no obligation as to any employee of Seller.

(c)    Seller shall not, after the Effective Date, create any new encumbrance or lien affecting the Property other than liens and encumbrances (i) that are reasonably capable of being discharged prior to the Closing and (ii) that in fact will be and are discharged prior to the Closing. The obligations set forth in this Paragraph 14(c) shall survive the Closing to the extent such obligations are violated prior to the Closing.

15.    Miscellaneous.

(a)    Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service, with receipt acknowledgment requested, (iii) upon receipt if transmitted by facsimile telecopy, with a copy sent on the same day by one of the other permitted methods of delivery, or (iii) upon receipt or refused delivery deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

IF To SELLER:	Fisher Properties Inc.
600 University Street, Suite 1525
Seattle, WA 98101
Attn: Mark A. Weed
Fax No.: (206) 404-7050
Phone No.: (206) 404-6700

WITH A Copy To:	Graham & Dunn PC
Pier 70
2801 Alaskan Way – Suite 300
Seattle, WA 98121-1128
Attn: Stephen A. Crary, Esq.
Fax No. (206) 340-9599

IF To PURCHASER:	RREEF America LLC
101 California Street, 26th Floor
San Francisco, CA 94111
Attn: James Carbone
Fax No.: (415) 781-2229
Phone No.: (415) 781-3300
and
RREEF America LLC
101 California Street, 26th Floor
San Francisco, CA 94111
Attn: Louise Rowland
Fax No.: (415) 986-6247
Phone No.: (415) 781-3300

With a Copy To:	Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Building
400 Sansome Street
San Francisco, CA 94111-3143
Attn: Michael H. Liever, Esq.
Fax No.: (415) 773-4285
Phone No.: (415) 773-5808

or such other address as either party may from time to time specify in writing to the other.

(b)    Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the sale contemplated herein except for CB Richard Ellis, Inc. (“Purchaser’s Broker”) whose commission or other fee, if any, shall be paid by Purchaser at Closing. In the event that any other broker or finder makes a claim for a commission or finder’s fee based upon any contact, dealings or communication, the party whose conduct is the basis for the broker or finder making its claim shall indemnify, defend and hold harmless the other party against and from any commission, fee, liability, damage, cost and expense, including without limitation attorneys’ fees, arising out of or resulting from any such claim. The provisions of this Paragraph 15(b) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

(c)    Successors and Assigns. Purchaser reserves the right to take title to the Property in the name of a nominee or assignee, or in the name of one of the institutional investors for which Purchaser is then acting as investment manager (a “Separate Account”) or a nominee or assignee of a Separate Account. In the event the rights and obligations of Purchaser hereunder shall be assigned by Purchaser to a Separate Account, the assignor shall be released from any obligation or liability hereunder, and such Separate Account shall be substituted as Purchaser hereunder and shall be entitled to the benefit of and may enforce Seller’s convenants, representations and warranties hereunder as if such Separate Account were the original Purchaser hereunder, and shall assume all obligations and liabilities of Purchaser hereunder, subject to any limitations of such liabilities and obligations hereunder or provided by law. This Agreement shall be binding upon the successors and assigns of the parties hereto. Without limiting the foregoing, if Seller liquidates prior to satisfying all of Seller’s obligations hereunder, Purchaser shall have recourse against the proceeds distributed in such liquidation to the extent of any unsatisfied obligations of Seller hereunder. Seller may assign its rights and obligations hereunder to Fisher Communications, Inc. or to a wholly owned subsidiary of Fisher Communications, Inc.; provided that the assignee shall assume all obligations of Seller hereunder pursuant to an assignment agreement reasonably acceptable to Purchaser, such assignment shall not release Seller of its obligations hereunder and Seller shall provide Purchaser with at least three (3) business days’ prior written notice of any such assignment. Seller shall obtain any third party consents necessary for such assignment and Seller shall pay all excise and transfer taxes, if any, required to be paid as a result of such assignment.

(d)    Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Purchaser.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

(f)    Merger of Prior Agreements. This Agreement and the exhibits and schedules hereto, constitutes the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

(g)    Enforcement. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Paragraph 15(g) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

(h)    Time of the Essence. Time is of the essence of this Agreement.

(i)    Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(j)    Marketing. During the term of this Agreement, Seller shall not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition or financing of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition or financing of the Property.

(k)    Confidentiality. Each party agrees to maintain in confidence, and not to disclose to any third party, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser’s investigation of the Property and the transactions contemplated by the Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party’s accountants, attorneys, lenders and prospective lenders, accountants, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”) to the extent that such Representatives reasonably need to know (in Purchaser’s or Seller’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, Purchaser or Seller; (b) to the extent required by any applicable statute, law, regulation, governmental authority or court order; (c) in connection with any securities filings, registration statements or similar filings undertaken by Purchaser; and (d) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser shall consult with Seller prior to making any press release intended for general circulation regarding the transactions contemplated hereunder. The provisions of this Paragraph 15(k) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

(l)    Return of Documents. In the event that this Agreement terminates, Purchaser shall return to Seller all due diligence materials and all copies thereof, together with all reports, surveys and other work product produced for Purchaser’s review of the Property. The provisions of this Paragraph 15(1) shall survive the termination of this Agreement.

(m)    Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one agreement. This Agreement may be executed pursuant to original or facsimile copies of signatures, with the same effect as if the parties had signed the document pursuant to original signature.

(n)    Limited Liability. The obligations of the parties hereunder are intended to be binding only on the parties and their property, and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of such party’s trustees, officers, beneficiaries, directors, members, or shareholders, or of its investment manager, the general partners, officers, directors, members, or shareholders thereof, or any employees or agents of such party or its investment manager.

(o)    Seller’s Exchange. Seller may consummate the sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (b) Seller shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, provided that such assignment shall not release Seller of its obligations hereunder and that all Closing documents, including, without limitation, the Deed, Bill of Sale, the Assignment and Assumption of Intangible Property and Assignment and Assumption of Leases shall be directly between Seller or its permitted assigns and Purchaser; (c) Purchaser shall not be required to take an assignment of the purchase agreement for other property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (d) Seller shall pay any additional costs or expenses that would not otherwise have been incurred by Seller or Purchaser had Seller not consummated its sale through the Exchange. Purchaser shall not by this Agreement or acquiescence to the Exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with § 1031 of the Code. Purchaser shall have the right to review and approve any documents to be executed by Purchaser in connection with the Exchange, provided that Purchaser shall have no obligation to execute any documents or to undertake any action by which Purchaser would or might incur any liability or obligation not otherwise provided for in the other provisions of this Agreement. Seller shall indemnify an defend Purchaser and hold Purchaser harmless from and against any and all claims, damages, liabilities, losses, costs and expenses, including, without limitation, attorneys’ fees and costs, arising out of or in any way connected with the Exchange that Purchaser would not have incurred but for the Exchange. The provisions of this section shall survive the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:	RREEF AMERICA L.L.C.,
a Delaware limited liability company

Please initial Paragraphs	By: /s/James Carbone
7(a) and 12(c) above	James Carbone
Its: Authorized Representative

SELLER:	FISHER PROPERTIES INC.,
a Washington corporation

Please initial Paragraph 7(a) above	By: /s/ Mark A. Weed
Mark A. Weed
Its: President

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